EXHIBIBIT 10(b)




              AMENDED AND RESTATED CREDIT AGREEMENT

                     Made as of March 1, 1998



                             Between

                       BURTEK SYSTEMS INC.
                           as Borrower

                               and

                  FIRST CHICAGO NBD BANK, CANADA
                            as Lender

                              and

                  RICHARDSON ELECTRONICS, LTD.
                           as Guarantor





          TABLE OF CONTENTS

SECTION 1 - INTERPRETATION              . . . . . . . . . . . . . . . . Page 2
  1.1  Certain Defined Terms                . . . . . . . . . . . . . . Page 2
  1.2  Headings and Table of Contents              . . . . . . . . . . .Page 13
  1.3  References                . . . . . . . . . . . . . . . . . . . .Page 13
  1.4  Number and Gender                 . . . . . . . . . . . . . . . .Page 13
  1.5  Time of Day               . . . . . . . . . . . . . . . . . . . .Page 13
  1.6  Governing Law               . . . . . . . . . . . . . . . . . . .Page 13
  1.7  Entire Agreement             . . . . . . . . . . . . . . . . . .Page 13
  1.8  Conflict             . . . . . . . . . . . . . . . . . . . . . .Page 13
  1.9  Severability               . . . . . . . . . . . . . . . . . . . .Page 14
  1.10 Currency               . . . . . . . . . . . . . . . . . . . . . .Page 14
  1.11 Time               . . . . . . . . . . . . . . . . . . . . . . . .Page 14
  1.12 GAAP              . . . . . . . . . . . . . . . . . . . . . . . .Page 14
  1.13 Schedules                . . . . . . . . . . . . . . . . . . . . .Page 14

SECTION 2 - REPRESENTATIONS AND WARRANTIES . . .Page 14
  2.1  Representations and Warranties        . . . . . . . . . .Page 14
  2.2  Deemed Repetition           . . . . . . . . . . . . . . . .Page 16

SECTION 3 - CREDIT FACILITIES   . . . . . . . . . . . . . . .Page 16
  3.1  Revolving Credit Facility              . . . . . . . . . . . . .Page 16
  3.2  Term Credit Facility             . . . . . . . . . . . . . . . .Page 17

SECTION 4 - PROVISIONS APPLICABLE TO BORROWINGS. . . . . .Page 17
  4.1  Notice of Borrowing              . . . . . . . . . . . . . . . .Page 17
  4.2  Prime and US Prime Loans             . . . . . . . . . . . . . .Page 18
  4.3  BA Equivalent Loans              . . . . . . . . . . . . . . . .Page 18
  4.4  Substitute Basis of Borrowing              . . . . . . . . . . .Page 19
  4.5  Letters of Credit                   . . . . . . . . . . . . . .Page 19
  4.6  Conversion Option           . . . . . . . . . . . . . . . .Page 20
  4.7  Reliance on Oral Instructions              . . . . . . . . . . .Page 21
  4.8  Evidence of Indebtedness             . . . . . . . . . . . . . .Page 21

SECTION 5 - INTEREST, FEES AND EXPENSES. . . . . . . . . .Page 21
  5.1  Payment of Interest on Prime Loans           . . . . . . . . .Page 21
  5.2  Payment of Interest on US Prime Rate Loans      . . . .Page 21
  5.3  Applicable Margin                . . . . . . . . . . . . . . . . .Page 22
  5.4  BA Equivalent Loans                . . . . . . . . . . . . . . .Page 23
  5.5  Letters of Credit Fee              . . . . . . . . . . . . . . .Page 23
  5.6  Payment of Interest on Libor Loans           . . . . . . . . .Page 23
  5.7  Interest on Overdue Amounts              . . . . . . . . . . . .Page 24
  5.8  Interest Act               . . . . . . . . . . . . . . . . . . . .Page 24
  5.9  Arrangement Fee                . . . . . . . . . . . . . . . . . .Page 24
  5.10 Administration Fee                 . . . . . . . . . . . . . . . .Page 24
  5.11 Facility Fee                 . . . . . . . . . . . . . . . . . . .Page 24
  5.12 Limit on Rate of Interest              . . . . . . . . . . . . .Page 24
  5.13 Change in Circumstances              . . . . . . . . . . . . . .Page 25
  5.14 Payment of Portion               . . . . . . . . . . . . . . . .Page 26
  5.15 Illegality               . . . . . . . . . . . . . . . . . . . . .Page 26
  5.16 Indemnity                . . . . . . . . . . . . . . . . . . . . .Page 27

SECTION 6 - PAYMENTS AND REDUCTIONS OF COMMITMENTS . . . .Page 27
  6.1  Payments Generally               . . . . . . . . . . . . . . . .Page 27
  6.2  No Set-Off               . . . . . . . . . . . . . . . . . . . . .Page 28
  6.3  Application of Payments Before Exercise of Rights           .Page 28
  6.4  Application of Payments After Exercise of Rights         . .Page 28
  6.5  Reduction of Commitment              . . . . . . . . . . . . . .Page 29

SECTION 7 - COVENANTS          . . . . . . . . . . . . . . . . . . .Page 29
  7.1  Covenants of the Borrower              . . . . . . . . . . . . .Page 29
  7.2  Accounting, Financial Statements and Other Information   Page 31

SECTION 8 - ENVIRONMENTAL MATTERS. . . . . . . . . . . . .Page 32
  8.1  Representations and Warranties            . . . . . . . . . . .Page 32
  8.2  Covenants               . . . . . . . . . . . . . . . . . . . . .Page 32
  8.3  Indemnity               . . . . . . . . . . . . . . . . . . . . .Page 33
  8.4  Scope of Indemnity                . . . . . . . . . . . . . . . .Page 33
  8.5  Interest                    . . . . . . . . . . . . . . . . . . .Page 34

SECTION 9 - DEFAULT AND ENFORCEMENT . . . . . . . . . .Page 34
  9.1  Events of Default               . . . . . . . . . . . . . . . . .Page 34
  9.2  Rights upon Default               . . . . . . . . . . . . . . .Page 36
  9.3  Waiver of Default             . . . . . . . . . . . . . . . . .Page 36

SECTION 10 - REMEDIES               . . . . . . . . . . . . . . . . . . .Page 36
  10.1 Remedies Cumulative              . . . . . . . . . . . . . . . .Page 36
  10.2 Remedies Not Limited             . . . . . . . . . . . . . . . .Page 37
  10.3 Set-Off, etc.              . . . . . . . . . . . . . . . . . . .Page 37
  10.4 Lender May Perform Covenants             . . . . . . . . . . . .Page 37

SECTION 11 - MISCELLANEOUS    . . . . . . . . . . . . . . . .Page 37
  11.1 Amendments and Waivers        . . . . . . . . . . . . . . .Page 37
  11.2 Notice                 . . . . . . . . . . . . . . . . . . . . . .Page 37
  11.3 Judgment Currency           . . . . . . . . . . . . . . . .Page 38
  11.4 Further Assurances               . . . . . . . . . . . . . . . .Page 38
  11.5 Reimbursement of Expenses              . . . . . . . . . . . . .Page 38
  11.6 Survival               . . . . . . . . . . . . . . . . . . . . . .Page 39
  11.7 Attornment               . . . . . . . . . . . . . . . . . . . . .Page 39
  11.8 Successors and Assigns        . . . . . . . . . . . . . . .Page 39
  11.9 Counterparts               . . . . . . . . . . . . . . . . . . . .Page 39



              AMENDED AND RESTATED CREDIT AGREEMENT


This Agreement is made as of March 1, 1998

B E T W E E N:


                   BURTEK SYSTEMS INC.
                   as Borrower

                   and

                   FIRST CHICAGO NBD BANK, CANADA
                   as Lender

                   and

                   RICHARDSON ELECTRONICS, LTD.
                   as Guarantor


WHEREAS:

A. First Chicago NBD Bank, Canada (the "Lender") entered into a credit agreement made as of February 18, 1997 (the "Credit Agreement") with Richardson Electronics Acquisition Corp., the partial purpose of which was to finance the acquisition by Richardson Electronics Acquisition Corp. of all the capital stock of Burtek Systems Inc. ("Old Burtek")

B. Subsequent to the execution of the Credit Agreement, Richardson Electronics Acquisition Corp. acquired all the capital stock of Old Burtek. By articles of Amalgamation filed effective
May 31, 1997, Richardson Electronics Acquisition Corp.
amalgamated with Old Burtek to continue as the Borrower.

C. The Lender and the Borrower entered into a first amending agreement made as of August 14, 1997 (the "First
Amending Agreement") amending the terms of the Credit Agreement.

D. The Lender and the Borrower entered into a second amending agreement made as of August 22, 1997 (the "Second
Amending Agreement") further amending the terms of the Credit
Agreement.

E. As further amendments to the Credit Agreement are required, the Borrower and the Lender have agreed to enter into this Amended and Restated Credit Agreement to provide for such further amendments.

NOW THEREFORE, for value received the parties agree as follows:

SECTION 1 - INTERPRETATION

1.1 Certain Defined Terms. The terms defined herein shall have, for all purposes of this Agreement, the following meanings unless the context expressly or by necessary implication otherwise requires:

    "Accounts" means the accounts and records established by the Lender to record the Borrower's liability to the Lender in respect of the Borrowings made available to the Borrower.

    "Additional Compensation" has the meaning ascribed to it in
Section 5.13(c).

    "Administration Fee" has the meaning ascribed to in Section
5.10.

    "Affected Borrowing" has the meaning ascribed to it in
Section 5.14.

    "Affiliate" has the meaning established in the Canada
Business Corporations Act in effect on the date hereof.

    "Agreement" means this agreement, including the Schedules, as the same may be amended, varied, supplemented, restated, renewed or replaced at any time and from time to time.

    "Applicable Law" means, in respect of any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, treaties, orders, judgments and decrees and all applicable official directives, rules, guidelines, orders and policies of any governmental bodies having authority over any of the foregoing.

    "Applicable Margin" means, at any date of determination thereof, the rate per annum calculated in accordance with Section
5.3.

    "Arrangement Fee" has the meaning ascribed to in Section
5.9.

    "Associate" has the meaning established in the Canada
Business Corporations Act in effect on the date hereof.

    "Auditors" means Ernst & Young Inc. or such other major
Canadian accountancy firm appointed by the Guarantor.

    "Available Asset Value" means the book value of the assets of the Consolidated Guarantor determined in accordance with GAAP less the amount of all Indebtedness, other than Subordinated
Claims, secured by Liens against such assets.

    "BA Equivalent Loan" means a loan or advance under this Agreement which is denominated in Canadian Dollars and in respect of which the Borrower is obligated to pay in accordance with
Section 5.4.

    "BA Interest Date" means the last day of each BA Interest
Period.

    "BA Interest Period" means, with respect to a BA Equivalent Loan, the term of days as selected by the Borrower in accordance with Section 4.3(b), commencing on the Drawdown Date or Conversion Date, as applicable, of such BA Equivalent Loan and expiring on a Business Day, which term shall not be less than 30 days or more than 180 days thereafter, in each case subject to availability.

    "BA Rate" means, in respect of any BA Equivalent Loan, the annual rate of interest which is the rate determined as being the rate of the Lender applicable to Canadian Dollar bankers' acceptances for the applicable BA Interest Period.

    "Banking Day" means a Business Day on which dealings in US
Dollar deposits by and between banks in the London interbank market may be conducted.

    "Borrower" means Burtek Systems Inc.

    "Borrower's Account" means:

              (1) for all payments in Canadian Dollars, the following account maintained by the Borrower with the Lender at the Branch of Account to which payments and transfers are to be effected:

              First Chicago NBD Bank, Canada, transit #0012-270, account #100431-001,

         or such other account as the Borrower and the Lender may agree in writing, and

              (2) for all payments in US Dollars, the following account maintained by the Borrower with the Lender at the Branch of Account to which payments and transfers are to be effected:

              First Chicago NBD Bank, Canada, transit #0012-270, account #100431-010,

         or such other account as the Borrower and Lender may agree in writing.

    "Borrowings" means an extension of credit hereunder by the Lender to the Borrower by way of advances of Loans and Letters of Credit Advances.

    "Branch of Account" means, with respect to the Lender, its branch at BCE Place, 161 Bay Street, Suite 4240, Toronto,
Ontario, M5J 2S1 or such other branch in Canada as the Lender and Borrower may agree in writing.

    "Burtek" means Burtek Systems Inc.

    "Business Day" means a day on which the Lender is open for money market dealings in Toronto, Ontario, but excludes Saturday, Sunday and any other day which is a statutory holiday in Toronto, Ontario and with respect to a Libor Loan, such a day is a Business Day only if it is also a Banking Day.

    "Canadian Dollars" and the symbols "CAD" and "$" each means lawful money of Canada.

    "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

    "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

    "Closing Date" means March 2, 1998 or such other date as the Borrower and the Lender may agree.

    "Commercial Letter of Credit" means a commercial letter of credit issued by the Lender to a beneficiary at the request of and for the account of the Borrower.

    "Commitment" means:

    (a) until and including February 28, 1998, the sum of CAD16,335,610; and

    (b)  after February 28, 1998, the sum of CAD13,835,310,

or the Equivalent Amount in US Dollars, to the extent not cancelled, reduced or terminated hereunder.

    "Compliance Certificate" means a compliance certificate signed by the Chief Financial Officer or Treasurer of the Consolidated Guarantor, substantially in the form attached to the U.S. Loan Agreement showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

    "Consolidated Guarantor" means the Guarantor as consolidated with the Borrower in accordance with applicable GAAP.

    "Contaminant" means any pollutants, hazardous materials or contaminants, dangerous, toxic or hazardous substances, waste of any description whatsoever except non-hazardous waste of the kind generated by the Borrower in the normal course of its operations, including any of the foregoing as defined in any Environmental Law.

    "Conversion Date" means the date of which the Lender has been notified by the Borrower at the Branch of Account as being the date on which the Borrower has elected to convert a Borrowing or a portion of a Borrowing pursuant to Section 4.7.

    "Credit Facilities" means collectively, the Revolving Credit
Facility and Term Credit Facility and individually, either one of them.

    "Default" means an event, circumstance or omission which constitutes an Event of Default or which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

    "Documents" means this Agreement and all certificates and other documents delivered or to be delivered to the Lender pursuant hereto or thereto and, when used in relation to any Person, the term "Documents" shall mean and refer to those Documents executed and delivered by such Person.

    "Drawdown Date" means a Business Day on which a Borrowing is to be made by way of Loan.

    "Environmental Activity" means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its Release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater.

    "Environmental Laws" means any and all federal, provincial, municipal and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, grants, licences, agreements or other governmental restrictions of Canada, its provinces, and of all applicable municipalities thereof relating to the environment, health and safety, health protection or any Environmental Activity.

    "Equivalent Amount" of one currency means, on any date, the amount of a second currency into which the first currency may be converted at the spot rate at which the Lender would, on such date at or about 12:00 noon (Toronto time), be prepared to sell the same amount of such second currency in Toronto, and if such date is not a Business Day, on the immediately preceding Business Day, or at such other rate as may have been agreed by the Borrower and the Lender.

    "Event of Default" means any of the events or circumstances specified in Section 9.1;

    "Facility Fee" has the meaning ascribed to it in Section
5.11.


    "Facility Termination Date" means March 1, 2001 or any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

    "Financial Assistance" by any Person means:

    (a) any loan, guarantee, sale with recourse, endorsement (other than for collection or deposit in the ordinary course of business) or other obligation (contingent or other) to pay, purchase, repurchase or otherwise acquire or become liable upon or in respect of any Indebtedness of another; and

    (b) without limiting the generality of the foregoing, any obligation (contingent or other) to make a payment on behalf of another for goods, property of services regardless of the non-delivery or nonfurnishing thereof, or to make an investment in another, or to maintain the capital, working capital, solvency or general financial condition of another (other than for the purchase of Marketable Securities), or to indemnify another Person against and hold such Person harmless from damage, loss or liability, all under circumstances intended to enable another to incur or pay any Indebtedness or to comply with agreement relating thereto or otherwise to assure or protect creditors against less in respect of Indebtedness.

    The amount of any Financial Assistance shall be the amount of all Indebtedness of the obligor to which the Financial Assistance relates, unless the Financial Assistance is limited to a determinable amount in which case the amount of such Financial Assistance shall be deemed to be such determinable amount.

    "Fiscal Year" means the fiscal year of the Borrower which currently runs from June 1 to May 31.

    "GAAP" means generally accepted accounting principles in effect from time to time in Canada applicable to the relevant
Person, applied in a consistent manner from period to period.

    "Government Approvals" means, with respect to any Person, all material licences, permits, consents, authorizations and approvals from any and all Governmental Authorities required for the conduct of that Person's business as presently conducted.

    "Governmental Authority" means the government of any nation, state, province, municipality or other political subdivision thereof, and any entity exercising executive, legislative, regulatory or administrative functions, and any corporation or other entity owned or controlled in any manner by any of the foregoing.

    "Guarantor" means Richardson Electronics, Ltd.

    "Indebtedness" of a Person means:

    (a) any obligation, contingent and other, which should be classified upon such Person's balance sheet as a liability in accordance with GAAP,

    (b) any obligation secured by any Lien existing on property owned or acquired by such Person subject to such Lien whether or not the obligation secured thereby shall have been assumed,

    (c) any debt or liability of such Person representing the deferred acquisition cost of property or assets created or arising under any conditional sale agreement or other title retention agreement even though the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of property or assets covered thereby,

    (d) any liabilities under indemnities given in respect of any bankers' acceptance, letter of credit or letter of guarantee, and

    (e)  any Financial Assistance by such Person,

and, for greater certainty, does not include equity.

    "Interest Determination Date" means: (i) with respect to a BA Equivalent Loan, the date which is 2 Banking Days prior to the first day of the BA Interest Period applicable to such BA Equivalent Loan, (ii) with respect to a Libor Loan, the date which is 2 Banking Days prior to the first day of the Libor Interest Period applicable to such Libor Loan.

    "Interest Expense" means, for any period of calculation, all interest expense on Indebtedness calculated for such period for the Consolidated Guarantor on a consolidated basis in accordance with GAAP.

    "Interest Payment Date" means the last Business Day of each month.

    "Letter of Credit" means a Commercial Letter of Credit and a Standby Letter of Credit.

    "Letter of Credit Advances" means a Borrowing by way of the issuance of a Letter of Credit pursuant to this Agreement.

    "Letters of Credit Agreement" means the agreement entered into between the Borrower and the Lender whereby the Lender agrees to issue Letters of Credit upon the application of the Borrower, including any recitals and schedules to such agreement, as amended, supplemented or restated from time to time.

    "Level I Status" exists at any date if the Senior Funded
Debt to Cash Flow Ratio is greater than or equal to 2.01:1.00.

    "Level II Status" exists at any date if the Senior Funded
Debt to Cash Flow Ratio is greater than or equal to 1.51:1.0 but less than 2.01:1.00.

    "Level III Status" exists at any date if the Senior Funded
Debt to Cash Flow Ratio is greater than or equal to 1.00:1.00 but less than 1.51:1.00.

    "Level IV Status" exists at any date if none of Level I
Status, Level II Status or Level III Status exists at such date.

    "Libor" means with respect to each Libor Loan the annual rate of interest for a period approximately equal to the Libor Interest Period applicable to such Libor Loan displayed on page 3750 of the Telerate service as at approximately 11:00 a.m. (London time) on the Interest Determination Date; provided, however, if such rate does not appear on the Telerate screen page as contemplated, the Libor shall be such other rate or rates as the parties may agree.

    "Libor Interest Date" means the last day of each Libor
Interest Period.

    "Libor Interest Period" means, with respect to a Libor Loan, the initial period (subject to availability) of approximately one month (or longer whole multiples of 30, 60, 90 or 180 days as agreed from time to time) commencing with the date on which a Libor Loan is made and thereafter each successive period of 30 days (or longer whole multiples of 30, 60, 90 or 180 days as agreed from time to time) commencing on the last day of the immediately prior Libor Interest Period.

    "Libor Loan" means a loan or advance under this Agreement which is denominated in US Dollars and in respect of which the Borrower is obliged to pay interest in accordance with Section
5.6.

    "Lien" means any mortgage, charge, lien, hypothec, trust, encumbrance, charge, pledge, assignment, security interest, financing statement, title retention, or any other security arrangement of whatsoever nature or kind.

    "Loan" means a Prime Loan, US Prime Rate Loan, BA Equivalent
Loan or Libor Loan.

    "Material Adverse Effect" means, when used with reference to any event or circumstance and any Person, an event or circumstance which has or may have a material adverse effect on
(1) the business, operations, property or financial or other condition of that Person, (2) the ability of that Person to perform and discharge its obligations under this Agreement or any of the other Documents, or (3) the Lender's ability to enforce its rights under this Agreement or any of the other Documents.

    "Net Income" shall mean, for any period, the net income (or loss), after provision for taxes, of the Consolidated Guarantor on a consolidated basis for such period taken as a single accounting period but excluding any unrealized losses and gains for such period resulting from mark-to-market Rate Hedging Agreements.

    "Notice of Borrowing" has the meaning ascribed to it in
Section 4.1.

    "Outstanding Borrowings" means, at any time, the aggregate of all accrued interest and unpaid fees payable hereunder which at such time are due and payable, the principal amount of all Loans and the aggregate amount payable by the Lender to the holder of all outstanding Letters of Credit.

    "Permitted Liens" means, with respect to the Borrower or any of its subsidiaries, any:

    (a) Liens in connection with workers compensation, unemployment insurance or other social security obligations in respect of obligations which are not yet due or which are being contested in good faith;

    (b) Liens now or hereafter made or incurred in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the borrowing of money), leases, statutory obligations or surety and performance bonds;

    (c) mechanics', worker's, materialmen's or other like Liens, arising in connection with construction or in the ordinary course of business, in respect of obligations which are not due or which are being contested in good faith;

    (d) Liens for Taxes not due or being contested in good faith;

    (e) Liens in respect of judgments or awards against the Borrower with respect to which the Borrower at the time shall in good faith be processing an appeal or proceedings for review and with respect to which the Borrower shall have secured a stay of execution pending such appeal or review;

    (f) Liens now or hereafter created or assumed by the Borrower on existing assets as permitted or not prohibited under existing agreements with lenders or, in connection with the acquisition or construction subsequent to the date hereof of property, whether real or personal (other than current assets), purchase money pledges of or purchase money mortgages or Liens or security interests created upon such acquired property to the extent it secures Indebtedness in an amount up to 100% of the lesser of the cost and fair market value of the property; and extensions, renewals or replacements thereof upon such property if the amount of Indebtedness secured thereby is not increased;

    (g) minor imperfections of title and encumbrances, if any which are not substantial in amount, and do not materially detract from the value of the properties subject thereto or materially impair the Borrower's ability to carry on its business;

    (h) licences or leases of patents, trademarks or trade names made in the ordinary course of business; and

    (i) other existing and future Liens incidental to the conduct of its business or the ownership of its property and assets.

    "Person" means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

    "Prime Loan" means a loan or advance made under this Agreement which is denominated in Canadian Dollars and in respect of which the Borrower is obliged to pay interest in accordance with Section 5.1.

    "Prime Rate" means the annual rate of interest in effect from time to time equal to the greater of (i) the annual rate of interest publicly announced from time to time by the Lender as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by the Lender in Canada; and (ii) the BA Rate plus 1.00%. Any change in the Prime Rate shall be effective on the date such change becomes effective generally.

    "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

    "Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

    "Release" means, with respect to any Contaminant, the method by which such Contaminant comes to be in the environment at large and includes, without limitation, discharging, spraying, injection, abandonment, depositing, spilling, leaking, seeping, pouring, emission, emptying, throwing, dumping, placing and exhausting, and when used as a noun has a similar meaning.

    "Revolving Commitment" means,

    (a) until and including February 28, 1998, the sum of CAD13,400,000; and

    (b)  after February 28, 1998, the sum of CAD10,900,000

    or the Equivalent Amount in US Dollars, to the extent not cancelled, reduced or terminated hereunder.

    "Revolving Credit Facility" means the revolving credit facility referred in Section 3.1.

    "Revolving Credit Facility Maturity Date" means (i) March 1,
2001 or (ii) such other date as may be agreed upon between the Borrower and the Lender from time to time.

    "Senior Funded Debt" means the sum of all Indebtedness of the Consolidated Guarantor that is (i) not Subordinated Debt and
(ii) interest bearing, including, but not limited to, Capitalized Lease Obligations and the Outstanding Borrowings hereunder.

    "Senior Funded Debt to Cash Flow Ratio" means, as at any date of determination thereof, the ratio of (i) Senior Funded Debt to (ii) Total Cash Flow, in each case calculated as at such date of determination for the Consolidated Guarantor, and in each case calculated for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date of determination.

    "Standby Letter of Credit" means a standby letter of credit issued by the Lender to a beneficiary at the request of and for the account of the Borrower.

    "Status" means, at any date of determination, whichever of Level I Status, Level II Status, Level III Status or Level IV
Status exists at such time.

    "Subordinated Claims" means, at any time and from time to time, all claims of any Person in respect of Indebtedness owing by the Borrower which rank subordinate to the claims of the Lender in respect of the Outstanding Borrowings and other Indebtedness of the Borrower to the Lender hereunder.

    "Subordinated Debt" means any unsecured Indebtedness of the Consolidated Guarantor (a) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Revolving Credit Facility Maturity Date or Term Credit Facility Maturity Date and the payment of the principal of and interest on which and other obligations of the Consolidated Guarantor in respect thereof are subordinated to the prior payment in full of principal and interest on all other obligations and liabilities of the Consolidated Guarantor to the Lender hereunder on terms and conditions first approved in writing by the Lender and (b) otherwise containing terms, covenants and conditions satisfactory in form and substance to the Lender, as evidenced by their prior written approval thereof.

    "Subsidiary" means a subsidiary of the Borrower as defined in the Canada Business Corporations Act.

    "Tax" includes all present and future taxes, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings and any restrictions or conditions resulting in a charge to tax and all penalty, interest and other payments on or in respect thereof.

    "Term Commitment" means CAD2,935,310.36 to the extent not cancelled, reduced or terminated hereunder.

    "Term Credit Facility" means the non-revolving term credit facility referred in Section 3.2.

    "Term Credit Facility Maturity Date" means (i) July 31,
2001, or (ii) such other date as may be agreed upon between the Borrower and the Lender from time to time.

    "Total Cash Flow" means, as at any date of determination thereof, the sum of Net Income, Interest Expense, taxes, depreciation and amortization in each case calculated as at such date of determination for the Consolidated Guarantor. Neither cash nor non-cash charges reflecting extraordinary terms, unusual items, or one time charges will be added back for the purpose of Total Cash Flow calculation.

    "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

    "US Dollars" and the symbol "USD" each means the lawful money of the United States of America.

    "U.S. Guaranty" means that certain Guaranty dated as of March 1, 1998, executed by the Guarantor in favour of the Lender with respect to the indebtedness and liability of the Borrower to the Lender, as the same may be amended or modified and in effect from time to time.

    "U.S. Loan Agreement" means that certain Loan Agreement made as of March 1, 1998, between Richardson Electronics, Ltd., various lending institutions, and American National Bank and Trust Company of Chicago, as agent, as it may be amended or modified and in effect from time to time.

    "U.S. Loan Documents" has the meaning attributed to the term
"Loan Documents" in the U.S. Loan Agreement.

    "US Prime Rate" means, with respect to a US Prime Rate Loan, the annual rate of interest in effect from time to time equal to the annual rate of interest publicly announced from time to time by the Lender as being its reference rate then in effect for determining rates on US Dollar denominated commercial loans made by the Lender in Canada. Any change in the US Prime Rate shall be effective on the date such change becomes effective generally.

    "US Prime Rate Loan" means a loan or advance made under this Agreement which is denominated in US Dollars and in respect of which the Borrower is obliged to pay interest in accordance with
Section 5.2.

    "Written" or "in writing" includes printing, typewriting, or any electronic means of communication capable of being legibly reproduced at the point of reception.

1.2 Headings and Table of Contents. The insertion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 References. Unless otherwise specified, all references to Sections and Schedules are to Sections of, and Schedules to this Agreement. The words "hereto", "herein", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Section or other provision of this Agreement.

1.4 Number and Gender. Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5 Time of Day. Unless otherwise specified, any reference to a time of day means local time in Toronto, Ontario.

1.6 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and of Canada applicable therein.

1.7 Entire Agreement. This Agreement, including all Schedules and all documents contemplated hereby, constitutes the entire agreement among the parties with respect to the subject matter and supersedes all prior negotiations, undertakings, representations and understandings including, without limitation, the letter agreement dated November 28, 1996 (the "Proposal Letter") between the Guarantor and the Lender and correspondence between the parties dated prior to the date hereof.

1.8 Conflict. If there is a conflict or inconsistency between the provisions of this Agreement and any other document including, without limitation, the Documents and the agreements and correspondence between the Lender and the Borrower referred to in Section 1.7, the provisions of this Agreement shall prevail.

1.9 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable in any jurisdiction shall not affect the legality, validity or enforceability of the remaining provisions and any such illegality, invalidity or unenforceability in any jurisdiction shall not affect the legality, validity or enforceability of such provision in any other jurisdiction.

1.10 Currency. Unless otherwise specified, all amounts are stated in Canadian Dollars.

1.11 Time. Time shall be of the essence in all provisions of this Agreement.

1.12 GAAP. Unless otherwise provided, all accounting terms used in this Agreement shall be interpreted and all financial information prepared in accordance with GAAP, consistently applied.

1.13 Schedules. The following Schedules are attached to and form part of this Agreement:

    Schedule 2.1(i) - Litigation
    Schedule 4.1 - Notice of Borrowing
    Schedule 4.3 (b) - Notice of Rollover of BA Equivalent Loan
    Schedule 4.3(c) - Notice of Rollover of Libor Loan
    Schedule 4.6 - Notice of Conversion
    Schedule 7.1(i)2 - Form of Promissory Notes
    Schedule 7.1(i)4 - Form of Guaranty
    Schedule 7.1(i)6 - Opinion of legal counsel to the Borrower
    Schedule 8.1(d) - Particulars of environmental inquiries

SECTION 2 - REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties. The Borrower, represents and warrants to the Lender, all of which shall survive the execution and delivery of this Agreement, as follows:

(a) Existence, Power and Conduct of Business. The Borrower is a corporation duly organized and validly existing under the laws of Canada, being its jurisdiction of incorporation, except as disclosed in writing to the Lender, is up to date in all material filings required under Applicable Laws of relevance to this transaction and the business conducted by it and the properties and assets owned or leased by it, has the requisite power and authority to own and lease its properties and assets and to conduct its businesses in which it is presently engaged and except in jurisdictions where failure to register does not materially affect it or its business or except as disclosed in writing to the Lender, is duly qualified to conduct its businesses in all jurisdictions where the nature of its assets or its businesses makes such qualification necessary.

(b) Power and Authority. The execution, delivery and performance by the Borrower of this Agreement and all other Documents are within its powers, have been duly authorized by all necessary corporate action and do not conflict with, result in a breach or violation of, or constitute a material default under, its constating documents, any unanimous shareholders agreement, any Applicable Law or any agreement or other document to which it is a party or by which it is bound and do not result in the creation of any Lien upon any of its assets.

(c) Execution and Delivery and Binding Effect. Each of this Agreement and all other Documents has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally, the fact that specific performance and injunctive relief may be given at the discretion of the courts, and the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments.

(d) No Approvals Required. No further registration, order, permit, filing, consent, licence, decree or approval of, from or with any Governmental Authority is necessary or advisable in order to ensure the legality, validity, binding effect and enforceability of this Agreement or any other Document as against the Borrower.

(e) Financial Statements. Its most recent annual and quarterly financial statements, copies of which have been furnished to the Lender, have been prepared in accordance with GAAP, present fairly its financial position and the results of its operations as at the date of such financial statements.

(f) Title to Assets and Liens. Except as disclosed in writing and consented to by the Lender, it has good and marketable title to all of its assets and properties free and clear of any Liens other than Permitted Liens.

(g) No Default. There exists to its knowledge no Event of Default which has not been waived and no Default of which the Lender has not previously been notified in writing.

(h) Compliance. The Borrower is in material compliance with its constating documents, its franchises and licences, and all Applicable Laws including, without limitation, health, safety and employment standards and labour codes and, to the best knowledge of the Borrower, with Environmental Laws of all applicable
Governmental Authorities.

(i) Litigation. Except as set out in Schedule 2.1(i), to Borrower's knowledge, no material litigation (including, without limitation, derivative actions), arbitration proceedings, governmental proceedings or investigations or regulatory proceedings are pending or threatened against the Borrower (except as previously disclosed by notice to the Lender), which, if adversely determined, would have a Material Adverse Effect upon the Borrower, nor does the Borrower know of any basis for any of the foregoing. In addition, there are no inquiries, formal or informal, which might give rise to such actions, proceedings or investigations.

(j) Full Disclosure. Neither the financial statements referred to in Section 2.1(e) nor any other statement furnished by the Borrower or on its behalf to the Lender in connection with the negotiation of this Agreement contain any untrue statement of a material fact, or omit a material fact necessary to make such statements not misleading, and all such statements, taken as a whole, together with this Agreement, do not contain any untrue statement of a material fact or omit a material fact necessary to make such statements not misleading. All expressions of expectation, intention, belief and opinion were honestly made by the Borrower on reasonable grounds after due and careful inquiry by it and any other Person who furnished such material. There is no fact within the knowledge of the Borrower which has not been disclosed to the Lender in writing which has or which the Borrower could reasonably expect to have a Material Adverse Effect.

(k) Tax Returns. The Borrower has filed or caused to be filed all tax returns which, to its knowledge are required to have been filed, and has paid all Taxes shown to be due and payable on such returns or on any assessments made against it and all other Taxes, fees or other charges imposed on it by any Governmental Authority, other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves have been provided in its books. No Liens for Taxes have been filed and, to its knowledge, no claims are being asserted with respect to any such Taxes, fees or other charges.

(l) Material Change. Save as disclosed in writing and consented to by the Lender, there has been no material adverse change in the financial condition of the Borrower or any material litigation since the date of the most recent audited or unaudited financial statements (as the case may be) of the Borrower delivered under this Agreement.

(m) Liabilities. As of the date of the most recent financial statements delivered to the Lender under this Agreement, the Borrower has no debts, liabilities or obligations to any Person, whether direct or indirect, absolute or contingent, matured or not, or other obligations for the payment of money which, according to GAAP, are material and which are not disclosed
(1) in its most recent financial statements delivered to the Lender under this Agreement and the notes to those financial statements or (2) in writing to the Lender.

(n) Security Service International SSI Inc. The Borrower has not assumed any liabilities of Security Service International SSI Inc. or of Security Service International SSI Group Inc. and all assets of Security Service International SSI Inc. and Security Service International SSI Group Inc. have been assumed by the Borrower free and clear of any Liens. The Borrower has acquired such assets of Security Service International SSI Inc. and Security Service International SSI Group Inc. in accordance with the provisions of the order dated August 21, 1997 of Mr. Justice Benjamin J. Greenberg of the Superior Court of the District of Montreal sitting in bankruptcy matters providing for the sale of such assets to the Borrower.

2.2 Deemed Repetition. The representations and warranties made in Section 2.1 shall continue in effect until payment and performance of all debts, liabilities and obligations referred to in this Agreement and any Document and shall be deemed to be repeated on each Drawdown Date, Acceptance Date and Conversion Date as if made on each such date, in each case subject to minor changes which, individually or in the aggregate, do not have a material effect.

SECTION 3 - CREDIT FACILITIES

3.1 Revolving Credit Facility.

(a) Establishment. Subject to this Agreement, the Lender hereby confirms its establishment in favour of the Borrower of a revolving credit facility in the principal amount of the Revolving Commitment (the "Revolving Credit Facility") available to the Borrower by way of advances of Loans and Letter of Credit Advances (up to an aggregate amount not to exceed a sub-limit of CAD1,000,000). The parties acknowledge that, as of the date hereof, the Borrower is indebted to the Lender under the Revolving Commitment in the amount of CAD10,890,000.

(b) Revolving Nature of Revolving Credit Facility. Subject to this Agreement, the Borrower may, from time to time, increase or reduce the amount of its Borrowings under the Revolving Credit Facility by borrowing, repaying and reborrowing Prime Loans, US Prime Rate Loans, BA Equivalent Loans and Libor Loans and by the issuance of Letters of Credit.

(c) Repayment. All Outstanding Borrowings under the Revolving Credit Facility shall be repayable by the Borrower upon the earliest of (i) Revolving Credit Facility Maturity Date (ii) demand at any time by the Lender following the occurrence of an Event of Default, and (iii) in the event that the Guarantor arranges financing with another lender to repay the Borrower's indebtedness under the Revolving Credit Facility.

(d) Purpose. The proceeds of Borrowings under the Revolving Credit Facility shall be used to (i) refinance the indebtedness of the Borrower, for the Borrower's general corporate purposes and the financing of its day to day working capital requirements, whether directly or indirectly through its subsidiary and (ii) to acquire certain assets of the security equipment distribution business operated by Security Service International SSI Inc. and Security Service International SSI Group Inc.

3.2 Term Credit Facility.

(a) Establishment. Subject to this Agreement, the Lender hereby confirms its establishment in favour of the Borrower of a term non-revolving credit facility in the principal amount of the Term Commitment (the "Term Credit Facility") available to the Borrower by way of two advances of a Loan. The parties agree that, as of the date hereof, the Lender has already made the two advances under the Term Commitment in the aggregate amount of CAD3,650,000, and no further advances will be made.

(b) Repayment. All Outstanding Borrowings under the Term Credit Facility shall be repayable by the Borrower upon the earlier of
(i) the Term Credit Facility Maturity Date; (ii) demand at any time by the Lender following the occurrence of an Event of Default; provided that prior to any such demand, the Borrower shall repay the Outstanding Borrowings under the Term Credit Facility in 48 equal monthly payments of CAD71,592.92 each on account of principal commencing August 31, 1997 with the balance due or accruing on the Term Credit Facility Maturity Date; and
(iii) in the event the Guarantor refinances the Borrower's indebtedness under the Term Credit Facility.

(c) Purpose. The proceeds of Borrowings under the Term Credit Facility have been used to finance the acquisition of certain assets of the security equipment distribution business operated by Security Service International SSI Inc. and Security Service International SSI Group Inc.

SECTION 4 - PROVISIONS APPLICABLE TO BORROWINGS

4.1 Notice of Borrowing.

    Subject to the terms and conditions hereof, the Borrower may borrow by way of Loans and Letters of Credit Advances upon giving to the Lender at the Branch of Account:

    (1) in the case of Prime Loans and US Prime Rate Loans, irrevocable telephone notice by 5:00 p.m. two Business
         Day prior to the Drawdown Date, and

    (2)  in the case of BA Equivalent Loans, Libor Loans and
         Letters of Credit Advances, irrevocable telephone notice by 5:00 p.m. three Business Days prior to the Drawdown Date,

in each case followed by written confirmation on the same day substantially in the form of Schedule 4.1 (a "Notice of Borrowing").

4.2 Prime and US Prime Loans.

    Amounts of Borrowing. Each Borrowing by way of a Prime Loan or a US Prime Loan shall be in the minimum amount of CAD or USD100,000 and thereafter in increments of CAD or USD10,000.

4.3 BA Equivalent Loans and Libor Loans.

    (a) Amounts of Borrowing. Each Borrowing by way of a BA Equivalent Loan shall be in the minimum amount of CAD1,000,000 and thereafter in increments of CAD100,000. Each Borrowing by way of Libor Loan shall be in the minimum amount of USD1,000,000 and thereafter in increments of USD100,000.

    (b)  Rollover of BA Equivalent Loan.  With respect to each
BA Equivalent Loan which is an outstanding Borrowing, at or before 5:00 p.m. three Business Days before the applicable Interest Determination Date, the Borrower shall notify the Lender at the Branch of Account by irrevocable telephone notice followed by written confirmation on the same day in form and substance substantially as attached as Schedule 4.3(b) either of (1) the next BA Interest Period which it has selected as applicable to the BA Equivalent Loan, which new BA Interest Period shall commence on and include the last day of the prior BA Interest Period, or (2) the intention of the Borrower to repay or convert such BA Equivalent Loan at the end of the relevant Libor Interest Period. If the Borrower fails to select and to notify the Lender at the Branch of Account of the BA Interest Period applicable to the BA Equivalent Loan, or its intention to repay or convert the Borrower shall be deemed to have converted the BA Equivalent Loan into a Prime Rate Loan as of the last day of the applicable BA Interest Period.

    (c) Rollover of Libor Loans. With respect to each Libor Loan which is an outstanding Borrowing, at or before 5:00 p.m. three Business Days before the applicable Interest Determination Date, the Borrower shall notify the Lender at the Branch of Account by irrevocable telephone notice followed by written confirmation on the same day in form and substance substantially as attached as Schedule 4.3(c) either of (1) the next Libor Interest Period which it has selected as applicable to the Libor Loan, which new Libor Interest Period shall commence on and include the last day of the prior Libor Interest Period, or (2) the intention of the Borrower to repay or convert such Libor Loan at the end of the relevant Libor Interest Period. If the Borrower fails to select and to notify the Lender at the Branch of Account of the Libor Interest Period applicable to the Libor Loan, or its intention to repay or convert the Borrower shall be deemed to have converted the Libor Loan into a US Prime Rate Loan as of the last day of the applicable Libor Interest Period.

4.4 Substitute Basis of Borrowing. If at any time during the term of this Agreement, the Lender determines in good faith
(which determination shall be final, conclusive and binding upon the Borrower) that:

    (a) adequate and fair means do not exist for ascertaining the rate of interest on a Libor Loan,

    (b) Libor does not accurately reflect the effective cost to the Lender of making, funding or maintaining a Libor Loan and the costs to the Lender are increased or the income receivable by the Lender is reduced in respect of a Libor Loan,

    (c) the making or the continuance of a Libor Loan or a portion of a Libor Loan by the Lender has become impracticable by reason of circumstances which materially and adversely affect the London interbank market, or

    (d) deposits in US Dollars are not available to the Lender in the London interbank market in sufficient amounts in the ordinary course of business for the applicable Libor Interest Period to make, fund or maintain a Libor Loan during such Libor Interest Period, then the Lender shall promptly notify the Borrower in writing of such determination setting forth the basis of such determination and each outstanding Libor Loan will automatically be converted into a US Prime Rate Loan on the expiry of its then current Libor Interest Period. The Lender will not be obligated to make any further Libor Loans available pursuant to this Agreement, so long as the circumstances referred to in this Section 4.4 continue.

4.5 Letters of Credit.

    (a) Letter of Credit Period. Letters of Credit shall have terms of not greater than 365 days and shall mature on a Business
Day but not to extend beyond the Facility Termination Date.

    (b)  Refusal to Issue.  The Lender may refuse to issue
Letters of Credit on the Borrower's behalf at any time in the Lender's sole discretion.

    (c) Letter of Credit Agreement. Each Letter of Credit shall be governed by the terms and conditions of the Letter of Credit Agreement or other specific agreement relative to such instruments between the Borrower and the Lender and each Letter of Credit shall be governed by the terms and conditions of the applicable Letter of Credit Agreement in the event of a conflict with this agreement.

    (d) Retirement of Letter of Credit. A Letter of Credit may only be retired on its maturity date (i) unless and to the extent it has been honoured or (ii) unless the written consent of the beneficiary of such instrument has been obtained and the original Letter of Credit has been returned to the Lender.

    (e) Charging of Letter of Credit. Each drawing under a Letter of Credit shall be charged to the Borrower's Account.

4.6 Conversion Option.

    (a) Notice for and Conditions of Conversion. Subject to this Agreement, the Borrower may, during the term of this Agreement, effective on any Business Day, convert, in whole or in part, Outstanding Borrowings into another basis of Borrowing permitted under the Credit Facilities, upon giving to the Lender at the Branch of Account prior irrevocable telephone notice at or before 5:00 p.m. three Business Days in advance, followed by written confirmation on the same day substantially in the form of
Schedule 4.6, provided that:

         (i)  no Default has occurred and is continuing,

         (ii) each conversion to a Borrowing by way of a Prime
              Loan or a US Prime Loan shall be for a minimum aggregate amount of CAD or USD100,000,

         (iii) each conversion to a Borrowing by way of BA Equivalent Loan shall be for a minimum aggregate amount of CAD1,000,000,

         (iv) each conversion to a Borrowing by way of Libor
              Loan shall be for a minimum aggregate amount of USD1,000,000,

         (v) a conversion to a Borrowing by way of Libor Loans shall only be made to the extent that the conditions outlined in Section 4.4 shall not exist on the relevant Conversion Date,

         (vi) each conversion of a Borrowing by way of a Libor Loan may be converted to another basis of Borrowing only on the last day of the relevant Libor Interest Period and, provided that, if less than all of such Libor Loan is converted, then after such conversion not less than USD1,000,000 (or increments of USD100,000 in excess thereof) shall remain as a Libor Loan, and

         (vii) each conversion of a Borrowing by way of a BA Equivalent may be converted to another basis of Borrowings only on the last day of the relevant BA Interest Period and provided that, if less than all such BA Equivalent Loan is converted, then after such conversion not less than CAD1,000,000 (or increments of CAD100,000 in excess thereof) shall remain as a BA Equivalent Loan.

    (b) Mandatory Conversion. If an Event of Default, or an event or circumstance which with notice or lapse of time or both would constitute an Event of Default, has occurred and is continuing, the Borrower shall be required to convert (i) its Borrowings by way of Libor Loans to Borrowings by way of US Prime Rate Loans on the applicable Libor Interest Date, and (ii) its Borrowings by way of BA Equivalent to Borrowings by way of Prime Loans on the applicable BA Interest Date.

    (c)  Conversion Not Repayment.  The conversion of any
Borrowing to another type of Borrowing in an equal amount, as provided in this Section 4.6, shall not be deemed to constitute a repayment of any Borrowing or a new advance of funds.

    (d) Determination Final. With respect to all matters referred to in this Section 4.6, the determination by the Lender shall, prima facie, be final and binding on the Borrower.

4.7 Reliance on Oral Instructions. The Lender shall be entitled to act upon the oral instructions of any Person who the Lender, acting reasonably, believes has been identified by the Borrower in written instructions to the Lender as someone authorized to give oral instructions regarding the drawdown or issuance of Borrowings, and the Lender shall not be responsible for any error or omission in such instructions or in the performance thereof except in the case of negligence or wilful misconduct by the Lender or its employees. Any such oral instructions so given shall be immediately confirmed in writing by the Borrower to the Lender.

4.8 Evidence of Indebtedness. The Lender shall open and maintain at the Branch of Account, accounts and records evidencing the liability of the Borrower to the Lender with respect to Borrowings and record therein by appropriate entries all amounts of Indebtedness of the Borrower to the Lender arising under or in connection with this Agreement and all payments on account thereof. Such accounts and records will constitute, prima facie, conclusive evidence of the Indebtedness of the Borrower to the Lender from time to time, the date each Borrowing was made and the amounts the Borrower has paid from time to time on account of such Indebtedness.

SECTION 5 - INTEREST, FEES AND EXPENSES

5.1 Payment of Interest on Prime Loans.

    Rate. The Borrower shall pay interest on Prime Loans in Canadian Dollars at a rate per annum equal to the Prime Rate. Each change in the fluctuating interest rate for a Prime Loan will take place simultaneously with the corresponding change in the Prime Rate.

    Calculation. Interest on Prime Loans shall be payable monthly in arrears on each Interest Payment Date for the period up to but not including such Interest Payment Date and shall be calculated on a daily basis on the principal amount of the Prime Loans remaining unpaid from time to time and on the basis of the actual number of days elapsed and a year of 365 days or 366 days, as the case may be.

5.2 Payment of Interest on US Prime Rate Loans.

    Rate. The Borrower shall pay interest on US Prime Rate Loans in US Dollars at a rate per annum equal to the US Prime Rate. Each change in the fluctuating interest rate for a US Prime Rate Loan will take place simultaneously with the corresponding change in the US Prime Rate.

    Calculation. Interest on US Prime Rate Loans shall be payable monthly in arrears on each Interest Payment Date for the period up to but not including such Interest Payment Date and shall be calculated on a daily basis on the principal amount of the US Prime Rate Loans remaining unpaid from time to time and on the basis of the actual number of days elapsed and a year of 365 days or 366 days, as the case may be.

5.3 Applicable Margin

    Calculation. The Applicable Margin shall be subject to adjustment (upwards or downwards, as appropriate) based on the Status of the Consolidated Guarantor as at the end of each fiscal quarter in accordance with the table set forth below. The Status of the Consolidated Guarantor as at the last day of each fiscal quarter shall be based on the Senior Funded Debt to Cash Flow Ratio of the Consolidated Guarantor determined from the then most recent annual or quarterly financial statements of the Consolidated Guarantor delivered pursuant to Section 7.2(a) and the Compliance Certificate delivered pursuant to Section 7.2(b)(ii). Any adjustment to the Applicable Margin shall be effective commencing five (5) days after the delivery to the Lender of such financial statements and Compliance Certificate. In the event that the Consolidated Guarantor shall at any time fail to furnish to the Lender such financial statements and Compliance Certificate within the time limitations specified by
Section 7.2(b), then the maximum Applicable Margin shall apply from the date of such failure until the fifteenth (15th) day after such financial statements and Compliance Certificate are so delivered. Notwithstanding anything to the contrary contained herein, the Status of the Consolidated Guarantor from the date of this Agreement to and including May 30, 1998, shall be deemed to be Level II Status. Notwithstanding anything to the contrary contained herein, the Status of the Consolidated Guarantor from the date of this Agreement to and including the later of (i) May 30, 1998 and (ii) five (5) days after the delivery to the Lenders of the May 31, 1998 annual financial statements of the Consolidated Guarantor accompanied by a current Compliance Certificate, shall be deemed to be Level II Status.

                    Applicable Margin Table

                    Status             Applicable Margin

                    Level I                             1.5%
                    Level II                            1.25%
                    Level III                           1.0%
                    Level IV                            0.75%

    Changes in Interest Rate, etc.     Each Prime Loan or US
Prime Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Prime Loan or US Prime Rate Loan is made or is converted from a Libor Loan into a Prime Loan or US Prime Rate Loan pursuant to
Section 4.6 to but excluding the date it becomes due or is converted into a Libor Loan pursuant to Section 4.6 at a rate per annum equal to the Prime Rate or US Prime Rate for such day. Changes in the rate of interest on that portion of any Borrowings maintained as a Prime Loan or US Prime Rate Loan will take effect simultaneously with each change in such applicable rate. Each Libor Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Libor Interest Period applicable thereto to (but not including) the last day of such Libor Interest Period at the interest rate determined as applicable to such Libor Loan.

    Rates Applicable After Default.    During the continuance of
a Default or Unmatured Default the Lender may, at their option, by notice to the Borrower, declare that no Borrowings may be made as, converted into or continued as a Libor Loan, declare that (i) each Libor Loan shall bear interest for the remainder of the applicable Libor Interest Period at the rate otherwise applicable to such Libor Interest Period plus, to the extent permitted by law, 2% per annum and (ii) each Prime Loan or US Prime Rate Loan shall bear interest at a rate per annum equal to the Prime Rate or US Prime Rate otherwise applicable to the Prime Loan or US Prime Loan plus, to the extent permitted by law, 2% per annum, provided that, during the continuance of a Default under Section
9.1 the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Borrowings without any election or action on the part of the Lender.

5.4 BA Equivalent Loans.

    Rate. The Borrower shall pay interest on each BA Equivalent Loan in Canadian Dollars for the period commencing on and including the first day of the BA Interest Period applicable to such BA Equivalent Loan up to but not including the BA Interest Date, at the rate per annum determined by the Lender to be equal to the sum of BA Rate plus the Applicable Margin. Each such determination of the rate of interest applicable to a BA Interest Period shall, prima facie, be final, and binding upon the Borrower. Upon determination of the rate of interest applicable to a BA Interest Period applicable to a BA Equivalent Loan, the Lender shall promptly notify the Borrower of such rate.

    Calculation. Interest on each BA Equivalent Loan shall be payable on each BA Interest Date with respect to such BA Equivalent Loan and shall be calculated on a daily basis and on the basis of the actual number of days elapsed and a year of 365 days or 366 days, as the case may be; provided however, that in the event that a relevant BA Interest Period is greater than 90 days, interest shall be due and payable not less frequently than every 90 days.

5.5 Letters of Credit Fee.

    Fees. The Borrower shall pay to the Lender, at the time the Lender issues (or renews) a Commercial Letter of Credit, an issuance fee at the Lender's standard rates calculated on the maximum face amount of each such Commercial Letter of Credit.
The Borrower shall pay to the Lender, at the time the Lender issues (or renews) a Standby Letter of Credit, an issuance fee equal to the greater of (i) CAD$300 and (ii) the Applicable Margin of the maximum face amount of such Standby Letter of Credit. The calculation of the amount of such annual fees shall be based on the term of such Letter of Credit (or the term of such renewal) and shall be based on a 365 or 366 day year, as the case may be.

5.6 Payment of Interest on Libor Loans.

    Rate. The Borrower shall pay interest on each Libor Loan in US Dollars for the period commencing on and including the first day of the Libor Interest Period applicable to such Libor Loan up to but not including the Libor Interest Date, at the rate per annum determined by the Lender to be equal to the sum of Libor plus the Applicable Margin. Each such determination of the rate of interest applicable to a Libor Interest Period shall, prima facie, be final, and binding upon the Borrower. Upon determination of the rate of interest applicable to a Libor Interest Period applicable to a Libor Loan, the Lender shall promptly notify the Borrower of such rate.

    Calculation. Interest on each Libor Loan shall be payable on each Libor Interest Date with respect to such Libor Loan and shall be calculated on a daily basis and on the basis of the actual number of days elapsed and a year of 360 days; provided however, that in the event that a relevant Libor Interest Period is greater than 90 days, interest shall be due and payable not less frequently than every 90 days.

5.7 Interest on Overdue Amounts. Upon a default in the payment of principal, interest or other amounts due under this Agreement, the Borrower shall pay interest on such overdue amount both before and, where permitted by law, after judgment at a rate per annum equal to the rate of interest as is applicable to the relevant Borrowing prior to default (calculated on the same basis) plus 2.0% for so long as such amount remains overdue.
Such interest shall be payable upon demand made by the Lender and shall be compounded on each Interest Payment Date, BA Interest Date or Libor Interest Date, as applicable.

5.8 Interest Act. For the purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 360 or 365 days, as applicable (the "first rate"), the yearly rate of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the year for which such calculation is made and divided by 360 or 365 (as applicable).

5.9 Arrangement Fee. The Borrower has paid the Lender arrangement fees of CAD18,750 and CAD22,500 (the "Arrangement
Fee"), the receipt of which are hereby acknowledged by the Lender.

5.10 Administration Fee. The Borrower will pay the Lender an administration fee of CAD1,000 (the "Administration Fee") payable quarterly in arrears on the last Business Day of each February, May, August and November, for the daily monitoring and administration of operating draws and pay downs.

5.11 Facility Fee. The Guarantor will pay to the order of American National Bank and Trust Company of Chicago as agent for the Lender, an annual facility fee equal to the product of (a) one-eighth of one percent (0.125%) and (b) the Commitment, payable in quarterly installments on the last Business Day of each February, May, August, and November. Such Facility Fee shall in no circumstances be refundable to the Borrower or Guarantor.

5.12     Limit on Rate of Interest.

(a) No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with Applicable Laws. In particular but without limiting the generality of the foregoing, the Borrower shall not be obliged to pay any interest or other amounts which would result in the receipt by the Lender of interest on credit advanced at a rate in excess of the rate permitted under the Criminal Code (Canada). For purposes of this Section, "interest" and "credit advanced" have the meanings ascribed in the Criminal Code (Canada), and the "effective annual rate of interest" shall be calculated in accordance with generally accepted actuarial principles and practices.

(b) Payment at Highest Lawful Rate. If, as a result of Section 5.13(a), the Borrower is not obliged to make a payment which it would otherwise be required to make, the Borrower shall make such payment to the maximum extent permitted by or consistent with Applicable Law.

5.13     Change in Circumstances.

    (a) Reduction in Rate of Return. If at any time the Lender determines, acting reasonably, that (1) any change in any Applicable Law or any interpretation thereof after the date of execution hereof, or (2) compliance by the Lender with any direction, requirement or request from any regulatory authority given after the date of execution hereof, whether or not having the force of law provided that if not having the force of law, the Lender's decision to comply therewith is reasonable, prudent and in good faith, has or would have, as a consequence of the Lender's obligation under this Agreement and taking into consideration the Lender's policies with respect to capital adequacy, the effect of reducing the rate of return on the Lender's capital to a level below that which the Lender could have achieved but for such change or compliance, then from time to time, upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as may be determined by the Lender as will compensate the Lender for such reduction provided that the Lender is similarly requiring payment of compensating amounts from other Borrowers whose credit facilities with the Lender are similarly effected.

    (b) Taxes, Reserves, Capital Adequacy, etc. If, after the date of execution hereof, any introduction of any Applicable Law or any change or introduction of a change in any Applicable Law (whether or not having the force of law) provided that if not having the force of law, the Lender's decision to comply therewith is reasonable, prudent and in good faith or in the interpretation or application thereof by any court or by any Governmental Authority, central bank or other authority or entity charged with the administration thereof or any change in the compliance of the Lender therewith now or hereafter:

         (i) subjects the Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Tax or changes the basis of taxation, or increases any existing Tax, on payments of principal, interest, fees or other amounts payable by the Borrower to the Lender under this Agreement (except for taxes on the overall net income of the Lender),

         (ii) imposes, modifies or deems applicable any reserve, special deposit, deposit insurance or similar requirement against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by, an office of the Lender, or

         (iii) imposes on the Lender or expects there to be maintained by the Lender any capital adequacy or additional capital requirement in respect of any Borrowing or any other condition with respect to this Agreement, and the result of any of the foregoing, in the sole determination of the Lender acting reasonably, shall be to increase the cost to, or reduce the amount received or receivable by, the Lender hereunder or its effective rate of return hereunder in respect of making, maintaining or funding a Borrowing hereunder, the Lender shall, acting reasonably, determine that amount of money which shall compensate the Lender for such increase in cost or reduction in income. The Lender shall make reasonable efforts to limit the incidence of any Additional Compensation, as defined below.

    (c) Payment of Additional Compensation. Upon the Lender having determined that it is entitled to compensation in accordance with the provisions of Sections 5.13(a) or 5.13(b) (herein referred to as "Additional Compensation"), the Lender shall promptly so notify the Borrower and shall provide to the Borrower a photocopy of the relevant Applicable Law or direction, requirement or request, as applicable, and a certificate of a duly authorized officer of the Lender setting forth the Additional Compensation and the basis of calculation thereof, which shall be prima facie evidence of such Additional Compensation. The Borrower shall pay to the Lender within 30 Business Days of the giving of such notice the Additional Compensation calculated and accruing from the date of such notification. The Lender shall be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this Section 5.13 are then applicable notwithstanding that Lender has previously been paid any Additional Compensation.

    (d) International Settlements Capital Rules. For greater certainty, the term "Applicable Law" for the purposes of this
Section 5.13 includes any law relating in any way to international convergence of capital measurement and capital standards developed by the Bank for International Settlements.

5.14 Payment of Portion. Notwithstanding any other term or condition of this Agreement, if the Lender gives the notice provided for in Section 5.13 with respect to any Borrowing (an "Affected Borrowing"), the Borrower may at its option, upon 10 Business Days notice to that effect given to the Lender (which notice shall be irrevocable) unless such prepayment causes an Event of Default hereunder, prepay in full without penalty such Affected Borrowing outstanding together with accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and pay such Additional Compensation as may be applicable to the date of such payment and all costs, losses and expenses incurred by the Lender by reason of the liquidation or re-employment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Affected Borrowing or any part thereof. Upon its receipt of such prepayment, the Lender shall refund a proportionate share of the Arrangement Fee.

5.15 Illegality. If any Applicable Law, or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or central bank or comparable agency or any other entity charged with the interpretation or administration thereof or compliance by the Lender with any request or direction (whether or not having the force of law provided that if not having the force of law, the Lender's decision to comply therewith is reasonable, prudent and in good faith) of any such Governmental Authority, central bank or comparable agency or entity, now or hereafter makes it unlawful or impossible for the Lender to make, fund or maintain a Borrowing or to perform its obligations under this Agreement, the Lender may, by written notice thereof to the Borrower terminate its obligations to make further advances under this Agreement, and the Borrower, if required by the Lender, shall repay forthwith (or at the end of such longer period as the Lender at its discretion has agreed) the principal amount of such Borrowing together with accrued interest (without penalty or bonus), along with such Additional Compensation as may be applicable to the date of such payment and all costs, losses and expenses incurred by the Lender by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Borrowing or any part thereof. If any such change shall only affect a portion of the Lender's obligations under this Agreement which is, in the opinion of the Lender acting reasonably, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Lender or the Borrower hereunder, the Lender shall, after allowing the Borrower the option to convert its Loan, only declare its obligations under that portion so terminated.

5.16     Indemnity.

    (a) General. The Borrower shall indemnify the Lender against all losses, reasonable expenses and liabilities which the Lender may sustain or incur as a consequence of (1) any Default by the Borrower under this Agreement, (2) any material misrepresentation by the Borrower contained in any writing delivered to the Lender in connection with this Agreement, or (3) any material failure by the Borrower to comply with any Applicable Law.

    (b) Libor Loans. For greater certainty, but without limitation, if the Borrower repays, prepays or cancels a Libor Loan on a day other than a Libor Interest Date falling on the last day of a Libor Interest Period, the Borrower shall indemnify the Lender for any loss or expense suffered or incurred by the Lender including, without limitation, any loss or expenses which the Lender incurs by reason of the liquidation or re-deployment of deposits or other funds acquired by the Lender to maintain the Libor Loan and any interest or other charges payable to lenders of funds borrowed by the Lender in order to maintain the Libor Loan together with any other charges, costs or expenses incurred by such Lender relative thereto.

    (c) Telephone Instructions. The Borrower shall indemnify the Lender for any loss or expense suffered or incurred by the Lender as a consequence of the Lender acting in accordance with prudent banking standards upon instructions given or agreements made over the telephone or by electronic transmission of any type with Persons who the Lender, acting reasonably, believes to have been acting on the Borrower's behalf and who have been identified in writing by the Borrower as Persons authorized to give such instructions, provided this indemnity shall not apply to losses or expenses incurred or suffered by the Lender as a result of its own gross negligence or wilful misconduct.

    (d) Certificate. A certificate of the Lender setting out the basis for the determination of the amount necessary to indemnify the Lender pursuant to this Section 5.16 shall be, prima facie, conclusive evidence of the correctness of such determination.

SECTION 6 - PAYMENTS AND REDUCTIONS OF COMMITMENTS

6.1 Payments Generally. Each payment to the Lender under this Agreement shall be paid in the currency in which the relevant Borrowing is outstanding and all other amounts owing hereunder shall be paid in Canadian Dollars except as otherwise herein required or contemplated. Each such payment shall be made for value at or before 12:00 noon (Toronto time) on the day such payment is due, provided that, if any such day is not a Business Day, such payment shall be deemed for all purposes of this Agreement to be due on the Business Day next following such day (and any such extension shall be taken into account for purposes of the computation of interest and fees payable under this Agreement).

6.2 No Set-Off. All payments to be made by the Borrower shall be made without set-off or counterclaim and without any deduction of any kind.

6.3 Application of Payments Before Exercise of Rights. All payments made by or on behalf of the Borrower under this Agreement before the exercise by the Lender of any rights arising under Section 9.2 shall be applied in each instance in the following order:

    (a) firstly, in payment of any amounts due and payable as and by way of recoverable expenses hereunder;

    (b) secondly, in payment of any fees, interest, or default interest then due and payable on or in respect of the Borrowings;

    (c) thirdly, in repayment of any principal amounts outstanding on account of the Borrowings; and

    (d) fourthly, in payment of any other amounts then due and payable by the Borrower hereunder.

6.4 Application of Payments After Exercise of Rights. All payments made by or on behalf of the Borrower under this Agreement after the exercise by the Lender of any rights arising under Section 9.2 shall be applied in each instance in the following order, unless the Lender otherwise determines in its sole and absolute discretion:

    (a) firstly, in payment of the reasonable costs and expenses of any realization, including the out-of-pocket expenses of the Lender and the reasonable fees
         and out-of-pocket expenses of counsel employed in connection therewith, and to the payment of all reasonable funds made available by the Lender for the account of the Borrower in connection with such realization and the payment of all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the administration and enforcement of this Agreement or the other Documents, to the extent that such funds, costs and expenses shall not have been reimbursed to the Lender;

    (b) secondly, in payment of any unpaid fees payable hereunder to and including the date of such application;

    (c) thirdly, in payment of principal and then to the payment of any other Indebtedness (other than on account of interest) outstanding under this Agreement and under any other agreement applicable to the Outstanding Borrowings, and then to the payment of accrued and unpaid interest thereunder to and including the date of such application; and

    (d) fourthly, in payment of the balance, if any, of such proceeds to the Borrower or such other person or persons who may be entitled at law to such proceeds or, in each case, their respective successors or assigns, or as a court of competent jurisdiction may otherwise direct.

6.5 Reduction of Commitment. The Borrower may reduce or cancel the amount of the Commitment at any time upon not less than five Business Days prior irrevocable written notice to the Lender without bonus or penalty; provided that on or prior to the effective date of such reduction or cancellation all Outstanding Borrowings in excess of the Commitment, as reduced or cancelled, together with interest accrued thereon and fees outstanding in respect thereof is paid in full.

SECTION 7 - COVENANTS

7.1 Covenants of the Borrower. While any amount owing hereunder remains unpaid or the Lender has any obligations hereunder, the Borrower covenants with the Lender, that it will:

    (a) Corporate Existence and Franchises. except as otherwise expressly permitted in this Agreement, maintain in full force and effect its separate existence and all rights, licenses, leases and franchises reasonably necessary to the conduct of its business.

    (b) Books, Records and Inspections. maintain complete and accurate books and records, permit the Lender to have reasonable access to the Borrower's books and records, and permit the Lender to inspect the Borrower's properties and operations at reasonable times.

    (c) Insurance. maintain insurance to such extent and against such hazards and liabilities as may be required by law and as is commonly maintained by companies similarly situated or as the Lender may reasonably request from time to time.

    (d) Taxes and Liabilities. promptly pay when due all taxes, duties, assessments and other liabilities, except such taxes, duties, assessments and other liabilities as the Borrower is diligently contesting in good faith and by appropriate proceedings or which the failure to pay would not have a Material Adverse Effect; provided that the Borrower has provided for and is maintaining adequate reserves with respect thereto in accordance with GAAP.

    (e) Liens. not create or permit to exist any Lien with respect to any of the properties or assets of the Borrower or any Subsidiary, whether nor owned or hereafter acquired, including, without limitation, accounts or inventory now owned or hereafter acquired, except the following Liens (a) Permitted Liens; (b) Liens which arise in the ordinary course of business for sums not due or sums which the Borrower is contesting in good faith and by appropriate proceedings and with respect to which the Borrower has provided for and is maintaining adequate reserves in accordance with GAAP, but which do not involve any deposits or advances or borrowed money or the deferred purchase price of property or services; and (c) any other Lien in respect of which the Lender has provided its prior written consent.

    (f) Prohibition of Negative Pledge. not, nor will it permit any of its Subsidiaries to agree, covenant, warrant, represent, pledge or otherwise commit with or to any entity other than the Lender, to not incur, create, assume or permit to exist, any mortgage, pledge, lien charge or other encumbrance of any nature whatsoever on all or any of its assets now or hereafter owned, except for such pledge made directly in connection with the purchase of inventory in the ordinary course of business, with a value of such inventory owned by the Borrower and its Subsidiaries not exceeding $2,500,000.00 in the aggregate at any time.

    (g) Other Agreements. not enter into any agreement which would have a Material Adverse Effect on the Borrower containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith or which would violate or breach any provision hereof or of any such instrument or document.


    (h) Compliance with Applicable Laws. comply with the requirements of all Applicable Laws, rules, regulations, and orders of all Governmental Authorities (Federal, state, provincial, local or foreign, and including, without limitation, environmental laws, rules, regulations and orders), except for failures to comply with such statutes, rules and regulations which in the aggregate would not materially and adversely affect the Borrower's business, credit, operations, financial condition or prospects, except where the Borrower is contesting an alleged breach in good faith and by proper proceedings and for which the Borrower is maintaining adequate reserves in accordance with GAAP.

    (i)  Delivery of Documents.  on or before the Closing Date
(except as otherwise noted), the Borrower shall execute, or cause to be executed, and delivered to the Lender, in form and substance satisfactory to it acting reasonably, the following:

    1. a certificate of an officer on behalf of the Borrower dated as of the Closing Date certifying:

         (i) the names and specimen signatures of the Persons authorized to sign the Documents to be executed and delivered by the Borrower;

         (ii) that the constating documents and by-laws of the Borrower attached thereto are complete and correct copies, have not been amended, modified or supplemented except as described in the certificate and are in full force and effect, except that, to the extent that the Borrower has provided the Lender within the previous 8 months with a copy of its constating documents or by-laws, instead of providing a new copy it may provide the Lender with a certificate of one of its officers to the effect that such documents are complete and correct copies of the originals thereof which originals have not been amended, modified or supplemented and are in full force and effect;

         (iii) that attached thereto is the resolution of the Borrower and all other authorizations necessary to authorize the execution and delivery and performance of the Documents executed and delivered by it;

    2. promissory note(s) given by the Borrower in favour of the Lender evidencing the Outstanding Borrowings substantially in the form set out in Schedule 7.1(i)2.

    3. Letter of Credit Agreement given by the Borrower in favour of the Bank with respect to the issuance of Letters of Credit.

    4. unlimited guarantee and postponement of claim given by the Guarantor in favour of the Lender with respect to the indebtedness of the Borrower to the Lender substantially in the form set out in Schedule 7.1(i)4;

    5. acknowledgements by the Guarantor and the domestic senior lenders of the Guarantor that the said guarantee shall be held by the Lender on a pari passu basis;

    6. opinions of legal counsel to the Borrower and the Guarantor, addressed to the Lender substantially in the form set out in Schedule 7.1(i)6; and

    7. such other documents related to the foregoing as the Lender may reasonably request.

7.2 Accounting, Financial Statements and Other Information.

    General. The Borrower shall maintain a system of accounting established and administered in accordance with GAAP consistently applied and shall set aside on its books all proper reserves.

    Reports. The Borrower shall provide to the Lender each of the following:

    (a) Audit Report. on or before the 90th day after each of the Guarantor's fiscal years, a copy of an annual audit report of the Guarantor prepared in conformity with GAAP, duly certified by its Auditors, together with a certificate from such Auditors containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Agreement.

    (b) Interim Reports. on or before the 45th day after the end of each of the Borrower's fiscal quarters, (i) a copy of unaudited financial statements of the Borrower prepared in a manner consistent with the financial statements referred to above, signed by a senior financial officer of the Borrower and consisting of, at least, balance sheets as at the close of such month and statements of earnings for such quarter and for the period from the beginning of such fiscal quarter to the close of such quarter, and (ii) a Compliance Certificate of the Chief Financial Officer or Treasurer of the Consolidated Guarantor substantially in the form attached to the U.S. Loan Agreement.

    (c) Notice of Default and Litigation. forthwith upon learning of the occurrence of any of the following written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto:
         (i) the occurrence of an Event of Default or Default,
         (ii) the institution of, or any adverse determination in, any litigation, arbitration proceedings or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of $1,000,000.00 are sought.

    (d) Other Information. such other information concerning the Borrower as the Lender may reasonably request from time to time.

SECTION 8 - ENVIRONMENTAL MATTERS

8.1 Representations and Warranties. The Borrower represents and warrants to the Lender, all of which shall survive the execution and delivery of this Agreement, as follows:

    (a) Compliance. Subject to Section 8.1(d) below, to the best knowledge of the Borrower, the property, assets, activities and operations of the Borrower and those of any prior owner, lessee, licensee or other occupant thereof comply in all material respects with all Environmental Laws and with any authorization, permit, grant, licence, consent, right, privilege, registration, filing, commitment, order, approval, judgment, direction, ordinance or decree issued or granted by law or by any Governmental Authority and are not subject to any judicial, governmental, regulatory or other investigations, proceedings, inquiries or notices; save and except to the extent disclosed in writing to the Lender and in respect of which, to the extent possible, adequate remedial action has been undertaken. To the best knowledge of the Borrower, none of the Borrower, and any present or prior owner, lessee, licensee or occupant or any Person having the charge, management or control of any of their respective properties has filed any notice or report under any Environmental Law with any Governmental Authority.

    (b) Presence of Contaminant. Subject to Section 8.1(d) below, to the best knowledge of the Borrower, there neither is nor has been, any Environmental Activity at, upon, under, over, within or with respect to their properties with the exception of the handling, use or storage in accordance with Environmental Laws, of electrical and/or hydraulic equipment that may contain PCBs or related substances, which equipment is of a kind normally used in premises similar to the properties of the Borrower.

    (c) Liability. Subject to Section 8.1(d) below, to the best knowledge of the Borrower, none of the Borrower and any present or prior owner, lessee, licensee or occupant of any of their respective properties has been, nor is it, involved in any operations at, or with respect to their properties which could lead to the imposition of liability on the Borrower or Person who has or will have the charge, management or control of any such property or the creation of a Lien thereon under any Environmental Law; save and except to the extent disclosed in writing to the Lender and in respect of which to the extent possible adequate remedial action has been undertaken.

    (d) Inquiry. The representations and warranties provided in Sections 8.1(a)(b) and (c) are given after limited inquiry by the Borrower, the details of which are provided in Schedule
8.1(d).

8.2 Covenants. While any amount owing hereunder remains unpaid or the Lender has any obligations hereunder, the Borrower covenants with the Lender as follows:

    (a) Compliance. It shall comply in all material respects with the requirements of any Environmental Law.

    (b) Notification. It shall notify the Lender within 10 days of becoming aware of any Release or within 15 days of any other discovery of any Contaminant at, upon, under, over, within or with respect to any of its property or any contiguous real or immovable property. It shall promptly thereafter forward to the Lender copies of all orders, notices, permits, applications or other communications and reports in connection with any Environmental Law affecting or relating to any of its property or its operations and activities.

8.3 Indemnity. The Borrower shall at all times indemnify and hold harmless the Lender from and against any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, of any nature whatsoever (in this Section 8.3, a "Claim") suffered or incurred by the Lender, whether upon realization of any security, or as a lender to the Borrower, or as successor to or assignee of any right or interest of the Borrower or as a result of any order, investigation or action by any Governmental Authority relating to the Borrower, or the business or property of the Borrower as privileged or hypothecary creditor or mortgagee in possession of property or as successor or successor-in-interest as a result of any taking of possession of all or any property or by foreclosure deed or deed in lieu of foreclosure or by any other means relating to the Borrower, under or on account of any breach of Environmental Law (except as a result of the negligence or wilful misconduct of the Lender), or the assertion of any Lien thereunder, with respect to:

    (a) the Release of a Contaminant, the threat of the Release of any Contaminant, or the presence of any Contaminant affecting any of their respective properties,

    (b) the Release of a Contaminant owned by, or under the charge, management or control of, the Borrower,

    (c) any costs incurred by any Governmental Authority or any other Person or damages from injury to, destruction of, or loss of natural resources in relation to, any such property or personal property located thereon, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws,

    (d) liability for personal injury or property damage arising by reason of any civil law offences or quasi-offences or under any statutory or common law tort or similar theory, including, without limitation, damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity at, or with respect to its property, and/or

    (e) any other environmental matter affecting any property or the operations and activities of the Borrower within the jurisdiction of any federal, provincial, municipal or local environmental agency.

8.4 Scope of Indemnity. The Borrower acknowledges that the Lender has agreed to make the Credit Facilities available in reliance upon the representations, warranties, and covenants in this Section 8.4. For this reason, it is the intention of the Borrower and the Lender that the provisions of this Section 8 shall supersede any other provisions in this Agreement or in any Document which in any way limit the liability of the Borrower and that the Borrower shall be liable for any obligations arising under this Section 8 even if the amount of the liability incurred exceeds the amount outstanding under this Agreement. The obligations arising under this Article are absolute and unconditional and shall not be affected by any act, omission or circumstance whatsoever, except in respect of negligence or wilful misconduct by the Lender. The obligations of the Borrower arising under this Section 8 shall survive the repayment of the Borrowings and shall survive the transfer of any or all right, title and interest in and to any property to any party, whether or not affiliated with the Borrower.

8.5 Interest. If the Lender incurs any obligations, costs or expenses under this Section 8 or in respect of any Environmental Activity covered by this Section 8, the Borrower shall pay the same to the Lender immediately on demand, and if such payment is not received within 10 days, such amount will be treated as a Prime Loan and the Borrower will pay interest thereon on demand, but otherwise calculated as set out in Section 5.1.

SECTION 9 - DEFAULT AND ENFORCEMENT

9.1 Events of Default. Upon the occurrence of any one or more of the following events the Lender may, by written notice to the Borrower, declare an Event of Default:

(a) Non-payment of Principal. The Borrower fails to make when due, whether by acceleration or otherwise, any payment of principal required to be made by the Borrower hereunder and such default continues for more than one (1) Business Day.

(b) Non-payment of Interest, Fees and Other Amounts. The Borrower fails to make when due, whether by acceleration or otherwise, any payment of interest, fees or any other payment hereunder not referred to in Section 9.1(a) and such failure continues for 5 Days of such due date.

(c) Covenants. The Borrower fails to perform or observe to any material extent any other term, condition, covenant or undertaking contained in any Document. Except as regards breaches of covenants contained in Sections 7.1(a) and 7.2(a) in respect of which the Lender may immediately declare an Event of Default, the Borrower shall have 30 days after the occurrence of such event to remedy such failure. Only if the Borrower does not remedy such failure within that time shall the Lender become entitled to declare an Event of Default on the basis of such failure.

(d) Cross-Defaults. The occurrence of any "Default", as defined in the U.S. Loan Agreement, the U.S. Guaranty or any other U.S. Loan Documents or the breach of any of the terms or provision of the U.S. Loan Agreement, the U.S. Guaranty or any other U.S. Loan Documents, which default or breach continues beyond any period of grace therein provided and has not been waived.

(e) Nonpayment of Other Indebtedness. The Borrower or the Guarantor defaults in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness in the principal amount in excess of $500,000 of, or guaranteed by, the Borrower or the Guarantor or defaults in the performance or observance of any obligation or condition with respect to any such other Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity, and continuation thereof after the Lender gives notice to the Borrower or the Guarantor that such default is an Event of Default.

(f) Representation and Warranties. Any material representation, warranty or statement which is made by the Borrower in any Document or which is contained in any certificate, written statement or written notice provided under or in connection with any Document is untrue or incorrect in any material adverse respect when made and such default continues for 30 days.

(g) Execution. A distress or execution or any similar process is levied or enforced against any material property or assets of the Borrower or any of its Subsidiaries with an aggregate fair market value in excess of an amount equal to 3% of the Borrower's shareholders equity.

(h) Invalidity and Contestation. This Agreement or any of the other Documents shall at any time after execution and delivery and for any reason (other than in accordance with its terms) cease to be in full force and effect or shall be declared to be null and void, or the legality, validity, binding nature or enforceability of this Agreement or any other Document or any term or provision thereof shall be contested by the Borrower or any other party thereto, or the Borrower or any other such party shall deny that it has any or further liabilities or obligations thereunder.

(i) Government Approval. Any material Government Approval required to enable the Borrower or any of its Subsidiaries to conduct its business substantially as presently conducted or to perform its obligations under any Document is not obtained or is withdrawn or ceases to be in full force and effect and such required Government Approval cannot be acquired or reinstated within 60 days of the date on which the Borrower or such Subsidiary knew or ought to have known such Government Approval was required or withdrawn or, if capable of acquisition or reinstatement within such 60-day period, the Borrower or such Subsidiary has not proceeded diligently to obtain or reinstate such Government Approval within such 60-day period.

(j) Voluntary Proceedings. The commencement by or acquiescence of the Borrower or any of its Subsidiaries of or to proceedings for substantive relief with respect to the Borrower or a Subsidiary in any bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt, dissolution, liquidation or other similar proceedings (including, without limitation, proceedings under the Bankruptcy and Insolvency Act (Canada), the Winding-up Act (Canada), the Companies' Creditors Arrangement Act (Canada), or similar legislation in the United States of America, the corporation statute under which any of them is organized or other similar legislation) including, without limitation, the filing of a proposal or plan of arrangement or a notice of intention to file same, or proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to the Borrower or any of its Subsidiaries or all or any material part of their respective assets, or any similar relief.

(k) Involuntary Proceedings. If a petition or any other proceeding or case shall be filed, instituted or commenced with respect to the Borrower or any of its Subsidiaries under any bankruptcy, insolvency, debt restructuring, reorganization, incorporation, readjustment of debt, dissolution, liquidation, winding-up or similar law, now or hereafter in effect, seeking the bankruptcy, liquidation, reorganization, dissolution, winding-up, composition or readjustment of debts of the Borrower or any of its Subsidiaries, the appointment of a trustee, interim receiver, receiver, receiver and manager, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official for the Borrower or any of its Subsidiaries or all or any material part of their respective assets, or any similar relief.

(l) Receiver. Any Person including, without limitation, a receiver, receiver and manager, or other similar official whether appointed privately or judicially, is appointed for the Borrower or any of its Subsidiaries or takes possession of the properties or assets of the Borrower or any of its Subsidiaries with an aggregate fair market value in excess of an amount equal to 3% of the Borrower's shareholders equity.

(m) Act of Bankruptcy. The Borrower or any of it Subsidiaries is unable to pay debts generally as such debts become due, is adjudged or declared to be bankrupt or commits an act of bankruptcy.

9.2 Rights upon Default. Upon the occurrence of an Event of Default, the Lender may, on written notice to the Borrower, declare that the entire principal amount of the Outstanding Borrowings, all unpaid accrued interest and all fees and other amounts required to be paid by the Borrower hereunder are immediately due and payable without the necessity of presentment for payment, notice of non-payment and of protest (all of which are hereby expressly waived to the fullest extent permitted by Applicable Law) and proceed to exercise any and all rights and remedies hereunder and under any other Document. From and after the issuance of any declaration referred to in this Section 9.2, the Lender shall not be required to honour any cheque or other instrument presented to it regardless of the date of issue or presentation. Immediately upon receipt of such declaration, the Borrower shall pay to the Lender all amounts referred to therein.

9.3 Waiver of Default. No express or implied waiver by the Lender of any Event of Default shall in any way be or be construed to be a waiver of any future or subsequent Event of Default. To the extent permitted by Applicable Law, the Borrower hereby waives any rights now or hereafter conferred by statute or otherwise which may limit or modify any of the Lender's rights or remedies under this Agreement. The Borrower acknowledges and agrees that the exercise by the Lender of any rights under any Document without having declared an acceleration shall not in any way alter, affect or prejudice the right of the Lender to make a declaration pursuant to the provisions of Section 9.2 at any time and, without limiting the foregoing, shall not be construed as or deemed to constitute a waiver of any rights under Section 9.3.

SECTION 10 - REMEDIES

10.1 Remedies Cumulative. For greater certainty, the rights and remedies of the Lender under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Lender, of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for the same default or breach, and any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted thereby, shall be deemed not to be a waiver of any subsequent default.

10.2 Remedies Not Limited. The Lender may, to the extent permitted by Applicable Law, bring suit at law, in equity or otherwise for any available relief or purpose including but not limited to (a) the specific performance of any covenant or agreement contained in this Agreement or in any other Document,
(b) an injunction against a violation of any of the terms of this Agreement or any other Document, (c) in aid of the exercise of any power granted by this Agreement or any other Document or by law, or (d) the recovery of any judgment for any and all amounts due in respect of the Borrowings or amounts otherwise due hereunder or under any Document.


10.3 Set-Off, etc. Upon and after the declaration of any Event of Default pursuant to Section 9.2, the Lender and each of its branches and offices and any sub-participants are hereby authorized by the Borrower, at any time and from time to time, without notice, (a) to set off and apply any and all amounts owing by the Lender or any such branch or office or any sub-participants to the Borrower (whether payable in Canadian Dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special, time or demand and however evidenced) against and on account of the obligations and liabilities of the Borrower due to the Lender and any sub-participants under this Agreement or any other agreement delivered under or in connection with this Agreement including, without limitation, the Documents, (whether such obligations or liabilities are payable in Canadian Dollars or any other currency, and whether such obligations or liabilities are unmatured or contingent), (b) to hold any such amounts owing by the Lender as collateral to secure the obligations and liabilities of the Borrower under this Agreement to the extent such amounts may be required to satisfy any contingent or unmatured obligations or liabilities of the Borrower to the Lender or sub-participants hereunder, and (c) to return as unpaid for insufficient funds any and all cheques and other items drawn against any deposits so held as the Lender in its sole discretion may elect.

10.4 Lender May Perform Covenants. If the Borrower shall fail to perform any of its obligations under any covenant contained in this Agreement or any other Document, the Lender may (but has no obligation to), upon notice to the Borrower, if the Lender, acting reasonably, believes it necessary to do so to protect or preserve its rights and remedies hereunder perform any such covenant capable of being performed by it and, if any such covenant requires the payment or expenditure of money, it may make such payment or expenditure with its own funds. All amounts so paid by the Lender hereunder shall be repaid by the Borrower on demand therefor, and shall bear interest at the rate applicable to a Prime Loan from and including the date paid by the Lender hereunder to but excluding the date such amounts are irrevocably repaid in full by the Borrower.

SECTION 11 - MISCELLANEOUS

11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or consent to any departure by the Borrower from any provision of this Agreement will in any event be effective unless it is in writing and then the amendment, modification, waiver or consent will be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given by the Lender.

11.2 Notice. Any notice, request or other communication to be given under this Agreement, except as otherwise specifically stated, shall be in writing and shall be either delivered personally or sent by telecopier or by prepaid mail to the mailing address, or telecopier number applicable, of a party stated beside the name of the party at the foot of this Agreement and to the attention of the Person or to such other mailing or telecopier number as the party may notify to the other from time to time under this provision. Any such notice, request or other communication if delivered or mailed, shall be deemed to have been given when received and, if telecopied before 4:30 p.m. on a Business Day, shall be deemed to have been received on that day, and if telecopied after 4:30 p.m. on a Business Day, shall be deemed to have been received on the Business Day next following the date of transmission.


11.3 Judgment Currency. If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it becomes necessary to convert into the currency of such jurisdiction ("Judgment Currency") any amount due hereunder in the currency in which such amount is payable in accordance with this Agreement (the "Agreed Currency"), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, "Rate of Exchange" means the spot rate at which the Lender would, on the relevant date at or about 12:00 noon (Toronto time), be prepared to purchase the Judgment Currency with the amount applicable in the Agreed Currency in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts (if any) or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Agreement in the Agreed Currency. Any additional amount due from the Borrower under this Section 11.3 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

11.4 Further Assurances. The Borrower shall from time to time promptly upon the reasonable request of the Lender take such action, and execute and deliver such further documents, as may be reasonably necessary or appropriate to fully give effect to the provisions and intent of this Agreement.

11.5 Reimbursement of Expenses. The Borrower shall, on demand, pay to the Lender all of the reasonable legal fees of the Lender, out-of-pocket documentation costs and other out-of-pocket expenses, all reasonably incurred:

     (a) in the negotiation, preparation and execution of this Agreement and the other Documents; and

     (b) in connection with the administration of this Agreement.

In addition, the Borrower shall pay all reasonable legal fees, and other out-of-pocket expenses reasonably incurred by the Lender in connection with the determination or preservation of any rights, or the enforcement of or legal advice in respect of rights or responsibilities, of the Lender under this Agreement or the other Documents.

11.6 Survival. Without prejudice to the survival or termination of any other agreement of the Borrower under this Agreement, the obligations of the Borrower under Sections 5.16, 8.3 and 11.5 shall survive the repayment of all the Borrowings.

11.7 Attornment. Each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of Ontario.

11.8 Successors and Assigns.

     (a) Enurement. This Agreement shall be binding upon and enure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower may not assign or transfer all or any part of its rights and obligations under this Agreement without the Lender's prior written consent.

     (b) Amalgamation. The Lender acknowledges and consents to the amalgamation of the Borrower with Old Burtek provided that the Lender receives, in form and substance satisfactory to it, acknowledgements and confirmations from the Guarantor and the amalgamated party as to the continued validity, effect and applicability of the Documents.

     (c) Assignment By Lender. The Lender may at any time assign all or any part of its rights or obligations hereunder to another Person with the Borrower's prior written consent, which consent not to be unreasonably withheld or delayed. The Lender will only assign the Documents to a Person to the extent the Lender's rights and obligations hereunder have been assigned to that Person; provided that any such assignment shall be to a financial institution which is a Canadian resident and the Borrower shall not be liable for, or obligated to pay any increased costs, fees, interest or other amounts as a result of any assignment.

     (d) Sub-Participations. The Lender may grant one or more sub-participations in its rights and obligations hereunder to another bank or financial institution with the Borrower's prior written consent, which consent not to be unreasonably withheld or delayed; provided that following any such sub-participation, the Borrower shall not be liable for, or obligated to pay any increased costs, fees, interest or other amounts as a result of any such sub-participation and the Borrower shall be entitled to continue to deal with Lender notwithstanding the sub-participation.

     (e) Disclosure to Assignee or Sub-Participant. The Lender may disclose to an assignee or sub-participant or proposed assignee or sub-participant information in the possession of the Lender relating to the Borrower or its Subsidiaries and furnished to it in connection herewith, provided that the Lender shall require such assignee, sub-participant, proposed assignee or proposed sub-participant to enter into an agreement in form satisfactory to the Borrower acting reasonably whereby it agrees to maintain such information confidential.

11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

THE BORROWER:  BURTEK SYSTEMS INC.

Address:  40W267 Keslinger Rd.     By:_________________________
          La Fox, Illinois 60147   Name:
          U.S.A.                   Title:

Fax:      (630) 208-2950           By:_________________________
                                   Name:
Phone:    (630) 208-2200           Title:



THE LENDER:                        FIRST CHICAGO NBD BANK, CANADA

Address:  First Chicago NBD Bank, Canada     By:_________________________
          161 Bay Street, Suite 4240  Name:
          Toronto, Ontario         Title:
          M5J 2S1
                                   By:_________________________
                                   Name:
                                   Title:
Fax:      (416) 363-7574

Phone:    (416) 365-5259

The undersigned acknowledges that the undersigned executed a guarantee dated as of February 28, 1997 (the "Guarantee") in favour of the Lender with respect to the indebtedness and liabilities of Richardson Electronics Acquisition Corp. (the "Original Borrower") to the Lender under a credit agreement dated as of February 18, 1997 (the "Credit Agreement").

The undersigned further acknowledges that, pursuant to an amalgamation effective May 31, 1997, the Original Borrower amalgamated with Old Burtek (Burtek Systems Inc.) to continue as the Borrower.

The undersigned further acknowledges that the Lender and the Borrower entered into a first amending agreement made as of August 14, 1997 amending the terms of the Credit Agreement; and a second amending agreement made as of August 22, 1997 further amending the terms of the Credit Agreement.

The undersigned acknowledges and agrees that the Guarantee shall constitute, and shall be held by the Lender as a general and continuing guarantee of the payment and fulfilment of all of the debts, liabilities and obligations, present or future, direct or indirect, contingent or not, matured or not of the Borrower to the Lender including, without limitation, pursuant to the Credit Agreement, as amended or modified.

                                   RICHARDSON ELECTRONICS, LTD.

                                   By:__________________________
                                   Name:
                                   Title:

                                   By:__________________________
                                   Name:
                                   Title:

                         SCHEDULE 7.1(i)2

                     FORM OF PROMISSORY NOTES

Term                                               CAD
Promissory Note                              Toronto, Ontario

                                        March 1, 1998

FIRST CHICAGO NBD BANK (CANADA)
First Chicago NBD Bank, Canada
BCE Place, P.O. Box 613
161 Bay Street, Suite 4240
Toronto, Ontario
M5J 2S1

FOR VALUE RECEIVED the undersigned promises to pay to or to the order of FIRST CHICAGO NBD BANK (CANADA) (the "Bank") at its BCE Place, P.O. Box 613, 161 Bay Street, Suite 4240, Toronto, Ontario, M5J 2S1 branch, the amount of principal of TWO MILLION NINE HUNDRED AND THIRTY FIVE THOUSAND THREE HUNDRED AND TEN DOLLARS AND THIRTY SIX CENTS (CDN$2,935,310.36) DOLLARS in lawful money of Canada.

This term note is issued under and subject to the terms of the Amended and Restated Credit Agreement dated as of March 1, 1998 (the "Credit Agreement") entered into between the Bank and the undersigned. Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed thereto in the Credit Agreement.

The amount of principal is to be repayable as follows:

          The undersigned shall pay outstanding
          borrowings by way of 48 equal monthly
          instalments of CAD$71,592.92 plus interest, commencing August 31, 1997 with the final installment due on July 31, 2001, at which time the entire balance of unpaid principal plus accrued interest shall be due and payable immediately.

The undersigned further promises to pay monthly and contemporaneously with the instalments of the above-mentioned principal, the accrued interest on the unpaid principal daily computed at a rate per annum equal to the Bank's Prime Rate per annum in effect from time to time up to and after maturity and until complete payment, at the said branch. At the date of this note, such Prime Rate is 6.5% per annum.

Upon default in payment when due of any installment of principal or interest, or any other term or condition of the Credit
Agreement, the whole amount of this note shall fall due.

                                BURTEK SYSTEMS INC.

                                By:_________________________________C/S
                                     Name: